Exhibit 10.5

CTW SERVICE AGREEMENT

Party A: [  ] (“Game Developer”)

Party B: CTW Inc.

[Date]

This Agreement is executed by the following parties on [Year] [Month] [Day] at [Location].

Party A: [  ]

Address: [  ]

Contact: [  ]

Telephone: [  ]

Email: [  ]

Party B: CTW Inc.

Address: 29th Floor, Ark Hills Sengokuyama Mori Tower, 1-9-10 Roppongi, Minato-ku, Tokyo

Contact: [  ]

Telephone: [  ]

Email: [  ]

WHEREAS:

Party B owns an online game distribution platform and holds the lawful and complete intellectual property rights (including copyrights, patents, etc.) or has obtained proper authorization for the relevent [“ ”] anime and manga works; Party A now seeks to obtain from Party B comprehensive game-related services for the related project [“ ”]. The parties hereby agree as follows:

1. Definitions

1.1 In this Agreement, the following terms shall have the meanings specified below:

1.1.1 “Game”: The game developed by Party A, referred to as [“ ”] (Note 1: provisional title – changes in the game name shall not affect the validity of this Agreement). This includes, but is not limited to, subsequent series versions and patches. The final game name shall be confirmed by both parties via separate email communication.

1.1.2 “Authorization and Agency Territory”: The [global region] in which Party A authorizes Party B to distribute the game.

1.1.3 “Sub-authorization”: The right for Party B to sub-license the version of the game developed by Party A to a third party for joint operation, within the [global territory].

1.1.4 “Party B Platform”: The website owned and operated by Party B (including strategic cooperative platforms), which provides a login interface, recharge system, official game website, forum services, etc.

1.1.5 “User”: An individual who registers on Party B’s platform and obtains a Party B account, which is then used to activate the game.

1.1.6 “Official Operation”: The status wherein Party A’s game is officially launched on Party B’s platform and users may purchase in-game items via Party A’s designated recharge interface on Party B’s platform, thereby incurring actual charges.

1.1.7 “Party B Operation In-game Purchases”: The total amount corresponding to the in-game item exchanged by users on Party B’s platform (excluding in-game items given as promotional bonuses or obtained through other channels, as well as recharges generated by test servers) after the game is officially operated.

1.1.8 “Third-Party Joint Operation Platform In-game Purchases”: The amount generated from user recharges on third-party joint operation platforms through sub-licensing or joint operation by Party B.

1.1.9 “Total Operation In-game Purchases”: The aggregate of Party B Operation In-game Purchases and Third-Party Joint Operation Platform In-game Purchases.

2. Representations and Warranties

2.1 Each party represents and warrants that the matters set forth herein are true, complete, and accurate.

2.1.1 Each party represents and warrants that it is a legally established corporation with full legal capacity to operate, and possesses the complete rights to manage, distribute, and allocate its assets.

2.1.2 Each party has all necessary rights, authorizations, and approvals to enter into this Agreement and perform its obligations hereunder, and the performance of this Agreement shall not subject the other party to any third-party claims or encumbrances.

2.1.3 Upon execution by the duly authorized representative, the provisions of this Agreement shall constitute legal, valid, and binding obligations.

2.2 Special Warranty by Party B:

2.2.1 Party B warrants that it holds complete and legal intellectual property rights (including but not limited to copyrights, trademarks, patents, etc.) in connection with the [anime and manga] products under this Agreement, and that such rights do not infringe upon any third party’s rights, nor violate any applicable laws, regulations, or public order and morals. During the cooperation period, if Party B breaches this warranty and any disputes arise, Party B shall solely resolve and bear all responsibilities. Additionally, Party A shall have the right to terminate the operation of the game and demand liquidated damages from Party B.

2.3 Special Warranty by Party A:

2.3.1 Party A guarantees to conduct the research and development of the relevant product under this Agreement in compliance with applicable laws and regulations, without infringing any third party’s rights, nor violating applicable laws, regulations, or public order and morals. During the cooperation period, if Party A breaches this warranty and any dispute arises, Party A shall solely resolve and bear all responsibilities. Party B shall have the right to terminate the game operation and demand liquidated damages from Party A.

2.3.2 Should one party’s actions (as described above) cause the other party to suffer any loss (including but not limited to game suspension, infringement of third-party rights, or disputes with third parties), the affected party shall have the right to claim full compensation from the defaulting party, including but not limited to legal fees, travel expenses, litigation fees, damages awarded by legal or administrative authorities, administrative penalty costs, and other reasonable expenses. In such cases, the affected party may suspend or terminate the game operation.

3. Services Provided by Party B and Related Agreements

3.1 Game-Based Work Authorization

3.1.1 Subject to the terms of this Agreement, Party B shall hold the exclusive distribution and operation rights in the authorized territory for the entire series of works [“ ”anime and manga] (including text, logo, images, trademarks, etc.) derived from the adaptation into a game.

3.1.2 Party B authorizes Party A to use elements from the [“ ”] work (including, but not limited to, art, text, storyline, etc.) to adapt into a network game operable on various terminal devices (PC, mobile, mini-games on mobile, H5, tablet, etc.), regardless of whether the game bears the same name as the authorized work. The final online game name shall be confirmed by mutual consultation.

3.1.3 Party B authorizes Party A to, through the creation by or authorized third parties of works based on the [“ ”] property, create peripheral products related to the game. The specific cooperation regarding such peripheral products shall be determined in a separate agreement.

3.1.4 “Development Term”: From the date of this Agreement, Party A shall have [3] years to develop the game product under the authorized work. In case of delays in the delivery, supervision, or acceptance of the authorized work by Party B, the development term may be extended without being deemed a breach.

3.1.5 During the term of this Agreement, Party A shall not grant the authorized content to any other company, group, or individual (except for Party A and its affiliates) for game distribution within the authorized territory. Party A shall also not independently distribute the authorized game. However, if Party A or its affiliates plan to distribute the game product, they shall enjoy a right of first negotiation under equivalent conditions; moreover, Party B, while distributing the game under this Agreement, may cooperate with third parties for joint operation. Party B shall have the right to independently decide to sub-license or transfer the distribution rights granted under this Agreement to any third party (including its affiliates). Party A is obliged to promptly forward any negotiation or cooperation intention from a third party regarding the game in the authorized territory to Party B, and must assist Party B in obtaining any necessary governmental permits in the authorized territory for the game. However, Party B shall be solely responsible for obtaining distribution qualifications (e.g., approvals from the National Press, Publication, Radio, Film and Television Administration, etc.) and any losses arising therefrom shall not be borne by Party A.

3.1.6 “Affiliates”: Refers to any entity or organization that is directly or indirectly controlled by, under the control of, or jointly controlled by, a party, where “control” is defined as owning 51% or more of the shares or, in the case of a minority shareholding, having the ability to control more than 51% of the voting rights through an agreement with other shareholders.

3.1.7 “License Term”: Commences upon the completion and delivery of the game product to Party B for official distribution and shall last for [3] years. Upon expiration, the parties shall negotiate a renewal of the license term and related fees.

3.1.8 The product adaptation scheme shall be mutually agreed upon by both parties. In relation to the authorization, Party B shall provide localization translation of all game content, as well as [resources such as characters, scenes, action attributes, and animations]. Party A, however, shall independently develop and produce the remaining art resources (e.g., UI, icons, sound effects, music, and interface effects). The specific art resources to be developed by Party A shall be subject to confirmation by both parties via email, WeChat, or other communications from time to time.

3.2 Platform Distribution

3.2.1 Party B shall provide the necessary hardware and bandwidth resources for distributing the game, including the installation and setup of game servers, database servers, network servers, and other required servers in the authorized territory. Party B shall maintain sole and supreme management rights over these servers.

3.2.2 Party B shall provide the software environment, hardware, and bandwidth resources required for the official game website, login system, recharge billing system, and game forum, and shall deploy the corresponding servers in an online environment suitable for distributing the game. Party B shall permit players to access and play the game through its platform, and to purchase in-game items of Party A’s game via the in-game payment interface provided by Party A, using the top-up system pre-configured by Party B.

3.2.3 Prior to and after the official launch of the game, Party B shall provide appropriate advertising and promotional services for Party A’s game based on market conditions. Such advertising shall be conducted via channels designated by Party B, using advertising materials approved by Party B. Party B retains full discretion regarding the content and frequency of the advertisements.

3.2.4 To facilitate the uploading of Party A’s game onto Party B’s platform, Party B shall provide technical standards and documentation for the game login, billing interfaces, etc. Party A must develop its technical solutions in accordance with Party B’s documentation.

3.2.5 Party B shall offer customer service to game users on behalf of part A, including but not limited to telephone support, game management (GM), and online customer service. Moreover, Party B shall handle complaints or inquiries generated from the server (except where such issues arise from Party A’s responsibilities, in which case Party A shall handle them). To ensure effective customer service, Party A shall train Party B’s customer service personnel and provide written materials detailing standard responses for frequently encountered issues.

4. Rights and Responsibilities of Party A

4.1 To ensure that Party B’s platform can continuously provide high-quality gaming experience and that Party A’s game launches smoothly while complying with the original copyright holder’s requirements, Party A shall provide Party B with all necessary materials and the target program (excluding source code) along with user manuals to ensure the achievement of this Agreement’s objectives. Party A shall conduct appropriate testing prior to each delivery and provide Party B with a report detailing any errors discovered during testing, omissions, and changes made in each delivery. Any errors identified in the report shall be remedied by Party A within the agreed timeframe.

4.2 Party B shall manage the licensed materials and program provided by Party A and shall not use these materials for any purpose other than as specified in this Agreement.

4.3 In the event that a delivered version of the game product fails Party B’s acceptance or does not meet the standards confirmed in advance by both parties, neither party shall continue to use that version, and it shall be archived by mutual agreement.

5. In-game Purchases Sharing and Game Developer Support Advance

5.1 Game Developer Support Advance

5.1.1 By mutual agreement, and in order to support the development of high-quality games by the game developer, Party B shall pay Party A a total of USD [  ] ([  ] U.S. Dollars) as a game developer support advance. This advance shall be used by Party A for research and development expenses. The funds already paid to Party A shall, aside from being offset against in-game purchases shares as provided in Clause 5.1.2 below, not require separate repayment by Party A. The payment schedule is as follows:

5.1.1.1 Within 30 natural days from the date of signing this Agreement and upon Party B’s receipt of a compliant invoice from Party A, Party B shall pay the first installment of the advance equal to [30%] of the total advance payment, USD [  ] ([  ] U.S. Dollars, inclusive of taxes);

5.1.1.2 After the delivery of the in-test version of the game, and upon Party B’s receipt of a compliant invoice from Party A, Party B shall pay the second installment of the advance payment, equal to [40%] of the total advance payment, USD [  ] ([  ]U.S. Dollars, inclusive of taxes);

5.1.1.3 After the game is officially launched in any authorized territory, and upon Party B’s receipt of a compliant invoice from Party A, Party B shall pay the final installment, equal to [30%] of the total advance payment, USD [  ]([  ] U.S. Dollars, inclusive of taxes).

5.1.2 The game developer support advance shall be primarily offset against the in-game purchases share as specified in the following clauses. Once fully offset, Party B shall share in-game purchases with Party A in accordance with this Agreement.

5.2 In-game Purchases Sharing

5.2.1 In-game purchases sharing shall commence from the date the game is officially launched and distributed.

5.2.2 The in-game purchases sharing ratio shall be [90:10], whereby Party B is entitled to [90%] of the game’s in-game purchases as compensation for providing the IP authorization and platform distribution and other services, and Party A is entitled to [10%] of the game’s in-game purchases. For the avoidance of doubt, “game’s in-game purchases” refers to all in-game purchases generated in any authorized territory.

5.2.3 In the event of discrepancies in the statistics of the actual received amounts, if the difference is within 1% between the two parties’ data, Party B’s figures shall prevail. If the difference exceeds 1%, both parties shall re-examine and resolve the discrepancy. For third-party joint operation in-game purchases, if a third-party joint operator delays payment, Party B may accordingly postpone the settlement of such delayed amounts with Party A. In cases where third-party joint operation companies become bankrupt causing unrecoverable in-game purchase shares, or where Party B fails to recover third-party in-game purchases shares during the cooperation period, such amounts shall be deemed bad debts and excluded from the in-game purchases sharing calculation.

5.2.4 The parties agree that the reconciliation period shall be “N+2”, meaning that for the in-game purchases of month N, an initial reconciliation of the in-game purchases share shall be conducted within the first 7 working days of month N+2. Upon confirmation by email from both parties, Party B shall complete the payment within 15 working days. Should Party B delay payment, it shall pay Party A a late fee of 0.03% per day on the outstanding amount.

5.3 Party A Account Information

Payment Information:
Beneficiary Name:
Beneficiary Address:
Beneficiary Bank:
Beneficiary Bank Address:
Account Number:
SWIFT Code:

5.4 Marketing and Testing Expenses

5.4.1 In calculating the in-game purchases share, only the actual amount received by Party B shall be considered. Any refunds provided to game users (e.g., credit card chargeback refunds or other channel-related deductions) shall be deducted by Party B prior to calculating the in-game purchases share. No other deductions shall be made without the prior agreement of both parties. Once the in-game purchases share has been confirmed by both parties, Party A shall not seek any additional refund or compensation from Party B for any reason.

5.4.2 To maintain relationships with VIP users and cultivate potential VIP users, Party A shall unconditionally cooperate with Party B in generating and distributing in-game items. These items may be provided free of charge by Party B to VIP and potential VIP users under certain conditions, which shall be determined by Party B based on operational requirements.

5.4.3 “Bad debts”: Refers to failed deductions by Party B from users' top-up payments due to timeout in receiving top-up information from the payment channel interface or other related reasons. The actual amount shall be determined based on final calculations. During the reconciliation period, Party A is obligated to cooperate with Party B in verifying the relevant bad debt data. Bad debts fall outside the scope of the compensation arrangement between Party A and Party B and shall be deducted by Party B in advance when calculating the compensation proceeds.

5.4.4 Any marketing expenses beyond those specified above shall be borne by Party B. This includes but is not limited to various forms of promotional expenses. Both parties shall provide corresponding vouchers and payment records during the reconciliation process.

6. Rights of Both Parties

6.1 Party B shall have the right to sub-license the exclusively licensed game product to third parties for joint operation. The in-game purchases from such operations shall be settled in accordance with the in-game purchases sharing provisions. However, Party B must notify Party A of any third-party joint operation or channel information.

6.2 Party A shall actively cooperate with Party B in relation to third-party outsourcing and joint operation matters, including but not limited to technical support, server deployment (such as the merging or splitting of servers), gift package generation, addressing game-related issues, and providing event support.

6.3 If a third party infringes, illegally uses, or misuses the game, Party A agrees that if it waives its right to enforce, Party B may undertake enforcement actions against the infringing third party in its own name. Such actions may include sending warning letters, filing complaints with relevant authorities, or initiating litigation. Party A shall fully cooperate with such enforcement actions. Should Party A conduct enforcement actions on its own, Party B shall provide full cooperation. The net proceeds from any enforcement actions (after deducting enforcement costs) shall be equally divided between the parties.

6.4 For promotional purposes, Party B shall hold the exclusive rights to live-stream or record the gameplay of the game and may sub-license or transfer such rights to third parties.

6.5 For further promotional purposes, Party B shall have the final determination of the game’s name and the right to register the game’s trademark. Party A shall fully cooperate with Party B in trademark registration procedures. Party B shall bear the costs for such registration. After registration, the trademark shall belong to Party B. However, if Party A intends to use the trademark, Party B shall grant a royalty-free license for Party B to use it for development, promotion, and advertising purposes within the license term.

6.6 Party B shall ensure that it holds all legal rights to adapt the authorized work into a game or has obtained all necessary authorizations. Party A’s use of the authorized work’s materials for game development shall not infringe any third party’s rights. Should any defect in Party B’s rights result in the game product’s inability to be developed, operated, or sold normally, Party A shall have the right to terminate this Agreement early, and Party B shall bear all resulting losses.

6.7 Party B represents that the authorized work and any other authorized content licensed under this Agreement may be legally granted to Party B for use in accordance with the terms herein, and such use shall not infringe upon any third party’s legal rights or intellectual property rights (including, but not limited to, copyrights and trademarks). Should a third party raise an objection regarding Party A’s exercise of its rights under this Agreement, Party B shall take prompt remedial actions, including providing relevant documents and original materials, and actively respond to any claims, ensuring that Party A suffers no losses resulting from Party B’s authorization. Otherwise, Party A shall be entitled to claim from Party B a punitive liquidated damages amount equal to the total advance amount.

7. Ownership and Intellectual Property Rights

7.1 The copyright of the game developed under this Agreement (including finished products, intermediate products, and semi-finished products) shall belong to Party A or its affiliates. Party A shall not, without the prior written consent of Party B, transfer any rights in the developed work to any third party. During the license term, Party A exclusively licenses its copyright in the game product to Party B solely for the purpose of distribution, promotion, advertising, and distribution of the game. Party B shall not reverse engineer, decompile, disassemble, derive source code from, modify, or otherwise attempt to reconstruct the game or any part thereof; nor shall Party B remove, transfer, or obliterate any copyright notices, trademarks, logos, or other proprietary marks contained in the authorized game or promotional materials without the prior written consent of Party A.

7.2 Party B shall own all data and materials related to game distribution, including but not limited to game databases and user databases. Party B is responsible for the collection and transmission of such data in accordance with applicable laws and regulations and shall bear any liability or loss arising therefrom.

7.3 Party A shall retain ownership of all in-game items. However, at Party B’s request, Party A shall fully cooperate in the generation and distribution of in-game items.

7.4 Any copyrights in the authorized elements provided by Party B to Party A under this Agreement shall remain with Party B. The copyrights for any game elements (including, but not limited to, characters, in-game items, scenes, dialogues, storylines, etc.) that are adapted, newly created, or co-created based on Party B’s authorized elements shall be jointly owned by both parties, whereas the copyrights for any content independently created by Party A shall belong solely to Party A or its affiliates.

7.5 For promotional or other purposes, any copies or documentation related to the game or game replicas produced by Party B shall be considered Party B’s property. Notwithstanding the foregoing, Party A may use such materials free of charge for the purpose of promoting or marketing the game product.

7.6 For the purposes of this Agreement, Party B is entitled to use Party A’s company name, trademarks, logos, and other related materials for necessary external promotion. Party A shall, upon Party B’s request, provide the relevant authorization or supporting documentation.

7.7 In the event that Party B reports to Party A any third-party infringement, unauthorized use, or misuse of the game, or if Party A becomes aware of such incidents independently, Party A shall take prompt and effective measures to prevent and address such unlawful activities.

7.8 Party A agrees to fully cooperate with Party B in optimizing, upgrading, and improving the licensed game. Party A further undertakes that, during the term of cooperation, it shall not develop any sequel or other products based on the source code of the licensed game, nor shall it rename or modify (including replacing visual assets) the licensed game for external operation or authorize any third party to operate it. Otherwise, Party B shall have the right to unilaterally terminate this Agreement, and Party A shall compensate Party B for any actual economic losses incurred as a result. Notwithstanding the foregoing, if both parties agree through consultation that Party A may develop a sequel to the licensed game, Party B shall retain exclusive distribution rights for such sequel, and the agency terms shall be negotiated separately.

8. Confidentiality

8.1 Both parties shall take all necessary measures to keep confidential any trade secrets obtained from the other party during the course of this cooperation, so as to prevent any unauthorized disclosure, use, or access by third parties.

8.2 The receiving party (“Recipient”) shall not, without the prior consent of the disclosing party (“Discloser”), reproduce or copy, in whole or in part, any trade secrets provided by the Discloser. Upon termination of this Agreement, the Recipient shall return all trade secrets to the Discloser or, with the Discloser’s written consent, destroy them.

8.3 The Recipient shall use the trade secrets solely within the scope of this Agreement. The Recipient shall ensure that its employees and consultants who become privy to the trade secrets sign confidentiality agreements substantially similar to the provisions of this Article; otherwise, the Discloser shall have the right to hold the Recipient liable for any breach.

8.4 For the purposes of this Article, “trade secrets” include any opinions, plans, and information stored in any tangible or intangible form, including but not limited to technical or commercial information, slogans, copyrighted materials, computer software, source code, object code, technology, know-how, data, marketing plans, summaries, reports, and mailing lists. However, trade secrets do not include: (a) information that the recipient can prove was already in its possession from a lawful source prior to disclosure by the Discloser; (b) information that is publicly known, provided such publicity did not result from a breach of this Agreement; (c) information that becomes publicly known not due to the recipient’s breach; (d) information later obtained by the recipient from another legal source without any confidentiality obligation; or (e) information that must be disclosed pursuant to a court order or a compulsory request by a governmental authority (provided that the disclosing party is given prior notice and an opportunity to object or take remedial measures).

8.5 Should any part of this Agreement be deemed invalid or unenforceable, the confidentiality provisions shall survive termination of this Agreement.

9. Force Majeure

9.1 “Force Majeure” shall mean any objective event which is unforeseeable, unavoidable, and insurmountable by the parties, and which prevents, hinders, or delays either party from fully or partially performing its obligations under this Agreement. Such events include, but are not limited to, governmental actions, natural disasters (such as typhoons, floods, lightning, earthquakes, fires, explosions, etc.), wars, hacker attacks, server failures, network interruptions not attributable to either party, or any similar events.

9.2 If any part of this Agreement cannot be performed or is delayed due to a force majeure event, neither party shall be held liable for any breach. However, the affected party shall promptly notify the other party and take all reasonable measures to mitigate any losses caused by such delay or non-performance.

10. Termination of the Agreement

10.1 Except as otherwise provided by law, this Agreement shall immediately terminate if any of the following occurs:

10.1.1 Either party’s qualification or license necessary for the cooperation under this Agreement is revoked or cancelled.

10.1.2 Either party enters or is subjected to bankruptcy or liquidation proceedings initiated by a third party.

10.1.3 This Agreement becomes unperformable due to a force majeure event.

11. Breach and Liability

11.1 If Party A violates the exclusivity of the game product license within the license term and fails to cure such breach upon Party B’s notice, Party A shall refund to Party B any portion of the game developer support advance that has not been offset, and shall compensate Party B for all economic losses (including direct and indirect losses and any reasonable expenses arising therefrom) as determined by judicial or administrative authorities.

11.2 If, due to technical reasons or lack of cooperation from Party A which prevents necessary updates and maintenance, the game fails to operate normally, Party B shall have the right to unilaterally terminate this Agreement and demand compensation for any actual economic losses incurred.

11.3 For any delayed payment of the game developer support advance or in-game purchases share by Party B, a late fee of 0.05% per day on the outstanding amount shall be payable by Party B. Should the delay exceed 30 days, Party A shall have the right to claim a penalty of 30% of the total advance amount, and simultaneously revoke all authorizations concerning the game.

11.4 If one party (the non-breaching party) notifies the other party (the breaching party) in writing of a breach and provides evidence that such breach causes a failure, incomplete performance, or delay in performance under this Agreement, the non-breaching party may, without terminating this Agreement, suspend its obligations and claim appropriate damages.

11.5 The breaching party shall take remedial actions within 7 days upon receiving written notice from the non-breaching party detailing the breach. If no remedial action is taken within such period, the non-breaching party shall have the right to terminate this Agreement and claim full compensation for all economic losses (including direct and indirect losses and all related reasonable expenses).

11.6 Where specific provisions of this Agreement provide for breach and liability for a particular clause, those provisions shall apply accordingly.

12. Governing Law and Dispute Resolution

12.1 This Agreement shall be governed by and construed in accordance with the laws of the [People’s Republic of China].

12.2 Any dispute arising out of or in connection with this Agreement shall be settled amicably by the parties. If no amicable settlement can be reached, either party may submit the dispute to the [Shanghai International Arbitration Center] for arbitration. The arbitration shall be conducted in [Shanghai] and in the [Chinese] language.

13. Miscellaneous

13.1 During the term of this Agreement, if Party A sells or transfers the cooperative game, Party B shall have the right of first refusal.

13.2 This Agreement shall become effective upon affixation of the company seals or signatures by the authorized representatives of both parties.

13.3 This Agreement is executed in quadruplicate, with Party A and Party B each holding two copies, both of which shall have equal legal effect.

Note 1: The game title is provisional and shall be confirmed in writing once finalized.

–––––––––––––––––End of Agreement–––––––––––––––––

Part A: [ ]	Part B: CTW Inc.
Seal:	Seal:

Signing Representative:	Signning Representative: